EXHIBIT 5

September 4, 2003

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

RE:	Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of Smithfield Foods, Inc. (the “Company”), relating to 6,000,000 shares of the Company’s Common Stock, $.50 par value with associated Rights to Purchase Series A Junior Participating Preferred Shares, $1.00 par value (the “1998 Plan Shares”), to be offered and sold pursuant to the Company’s 1998 Stock Incentive Plan (“the 1998 Plan”).

We have examined copies, certified or otherwise identified to our satisfaction, of the 1998 Plan and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and have made such inquiries of officers and representatives of the Company as to factual matters as we have considered relevant and necessary as a basis for this opinion. Based on the foregoing, we are of the opinion that the 1998 Plan Shares have been validly authorized and, when issued or sold in accordance with the terms of the 1998 Plan, respectively, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are persons whose consent is to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ MCGUIREWOODS LLP